SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                              ---------------------

                                 April 25, 2000

                Date of Report (Date of earliest event reported)


                                    WOM, INC.
             (Exact name of registrant as specified in its charter)


   New York                              000-28789               14-1818862
(State or other                         (Commission           (I.R.S. Employer
jurisdiction of                          File Number)        Identification No.)
Incorporation)

1151 Flatbush Road, Kingston, New York                          12401
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code: (914) 336-7700


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Item 1.           Changes in Control of Registrant

         On April 25, 2000, Besicorp Ltd. ("Besicorp") effected the Spin-Off (as defined) of WOM, Inc. ("WOM"). Prior to the Spin-Off, WOM was a wholly owned subsidiary of Besicorp. Pursuant to the Spin-Off, one share of WOM Common Stock was distributed to the Entitled Holders (as defined) for each share of Besicorp Common Stock held by such person. Mr. Michael F. Zinn, Chairman of the Board, Chief Executive Officer and President of WOM (and who served in such capacities with Besicorp prior to the Merger (as defined)), beneficially owned as of March 17, 2000 approximately 45% of the Common Stock of Besicorp and after giving effect to the Spin-Off, beneficially owns approximately 45% of the WOM Common Stock. The Entitled Holders did not pay for the shares of WOM Common Stock distributed in the Spin-Off.
See "Item 2 - Acquisition or Disposition of Assets."

Item 2.           Acquisition or Disposition of Assets

         On April 25, 2000, Besicorp and WOM effected the contribution. The contribution was followed by the Spin-Off and the Merger (as defined).

The Contribution

         Besicorp assigned to WOM (which was then a wholly owned subsidiary of Besicorp) Besicorp's contingent assets and/or liabilities (the "Interests") in the Bansbach Litigation (as defined). Besicorp had received the Interests from Besicorp Group, Inc., Besicorp's former parent ("Old Besicorp") in connection with the Prior Merger (as defined) pursuant to an order (the "Order") issued on March 18, 1999 by the United States District Court for the Southern District of New York in an action entitled James Lichtenberg and John Bansbach v. Besicorp Group Inc. et. al. The Order required Old Besicorp to assign to Besicorp the contingent assets and liabilities comprising Old Besicorp's interests in, among other things, the Bansbach Litigation. WOM is required to return the Interests to Besicorp if that part of the Order (which required the assignment of, among other things, Old Besicorp's interests in the Bansbach Litigation to Besicorp) is reversed and such reversal is not subject to further appeal. The term "Bansbach Litigation" means the shareholder derivative action commenced in August 1997 in the New York Supreme Court, Ulster County, entitled John Bansbach
v. Michael F. Zinn, Michael J. Daley, Gerald A. Habib, Harold Harris, Richard E. Rosen, and Besicorp Group Inc., Index No. 97-2573.

         In connection with this assignment of the Interests to WOM, Besicorp caused the escrow agreement (the "Escrow Agreement") entered into in connection with the Prior Merger to be amended (i) to permit WOM to receive up to $35,000 annually from the $6.5 million escrow fund (established in connection with the Prior Merger) to cover WOM's reasonable expenses in connection with maintaining its existence, complying with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and such other matters as may be reasonably necessary to permit the Bansbach Litigation to continue and
(ii) to provide that the

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costs of the Bansbach  Litigation will still be covered by the Escrow  Agreement following the Spin-Off (as defined).

The Spin-Off

         Immediately following the contribution on April 25, 2000 (the "Spin-Off Record Date"), the Board of Directors of Besicorp declared the payment of a stock dividend payable to the holders of record of Besicorp Common Stock (the "Entitled Holders") at the close of business on such date (the "Spin-Off"). The stock dividend declared was one share of WOM Common Stock for each share of Besicorp Common Stock outstanding on the Spin-Off Record Date. No shares of WOM Common Stock were issued with respect to shares of Besicorp Common Stock held in treasury.

The Merger

         Following the Spin-Off, the merger (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Merger dated as of November 24, 1999, by and among Besicorp, Besicorp Holdings, Ltd. ("Holdings") and Besi Acquisition Corp. ("Acquisition"), a New York corporation and a wholly owned subsidiary of Holdings, was consummated on April 25, 2000. As a result of the Merger, Acquisition was merged with and into Besicorp, with Besicorp being the surviving corporation and wholly owned by Holdings.

          Further information regarding the foregoing transactions and the Bansbach Litigation is included in WOM's Post-Effective Amendment No. 2 to Form 10-SB filed with the Securities and Exchange Commission on or about April 20, 2000.

Item 7.           Financial Statements and Exhibits


(a)      Financial Statements

         The financial statements required by Item 7(a) will be filed with the Securities and Exchange Commission not later than July 10, 2000.


(b)      Pro Forma Financial Information

         Management does not believe that pro forma financial information is required to be filed pursuant to Item 7(b) because WOM has no historical operations and WOM's historical balance sheet at April 25, 2000 will reflect the distribution of shares of WOM's common stock to Besicorp's shareholders.


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 (c)     Exhibits

2.1 Contribution and Distribution Agreement by and between Besicorp and WOM1

3(i)                       Certificate of Incorporation of WOM, Inc.1

3(ii)                      By-Laws of WOM, Inc.1

10.1 Indemnification Agreement dated as of March 22, 1999 by and among Besicorp Group Inc. ("BGI"), Besicorp, BGI Acquisition LLC ("LLC") and BGI Acquisition Corp. ("BGI Acquisition")1

10.2 Escrow Agreement (the "Escrow Agreement") dated as of March 22, 1999 by and among Besicorp, BGI, LLC and BGI Acquisition.1

10.3 Amendment No.1 to the Escrow Agreement dated as of February 23, 2000 by and among Besicorp, BGI, LLC and WOM.1


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                                    1   Incorporated   by   reference   to   the
                           corresponding exhibits filed with WOM's Form 10-SB filed with the Securities and Exchange Commission, as amended from time to time.

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                                                     SIGNATURE



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            BESICORP LTD.



                                            /s/Michael F. Zinn
                                            -----------------------------
                                            Michael F. Zinn
                                            Executive Vice President and
                                            Chief Financial Officer
                                            (Principal Executive Officer)




Dated: May 8, 2000
Kingston, New York